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NEWS RELEASE

Jazz Pharmaceuticals and AbCellera Announce Collaboration to Discover Next-Generation T-cell Engaging Multispecific Antibodies

2026-06-17

The collaboration includes $56 million in upfront payments to AbCellera and up to $792 million in potential option fees and milestone payments for any program Jazz exercises its option to develop

Jazz has the exclusive option to develop and commercialize therapeutic antibodies resulting from the collaboration

DUBLIN & VANCOUVER, British Columbia--(BUSINESS WIRE)-- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) and AbCellera (Nasdaq: ABCL) today announced a preclinical research collaboration, option and license agreement to discover and develop next-generation T-cell engaging (TCE) multispecific antibodies. The collaboration will leverage AbCellera's antibody discovery engine to deliver optimized development candidates for multiple gastrointestinal (GI) cancers and other solid tumors.

"This research collaboration with AbCellera directly aligns with Jazz's rare disease strategy, expanding our focus on GI cancers and building on our existing expertise in oncology," said Josh Allen, Ph.D., chief scientific officer, oncology, Jazz Pharmaceuticals. "We look forward to collaborating with AbCellera to progress potential best-in-class TCE multispecific antibodies for GI cancers and other solid tumors into clinical development and to develop meaningful innovation for patients."

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AbCellera's T-cell engager platform is a fully integrated capability, from discovery to clinical manufacturing, for developing multispecific TCEs for difficult-to-treat cancers. The platform includes novel and proprietary panels of CD3-binding antibodies, costimulatory targeting arms, multispecific protein engineering technology, and a suite of high-throughput functional assays.

"Building on years of experience in TCEs, we are pleased to partner with Jazz Pharmaceuticals to leverage AbCellera's differentiated TCE platform to bring forward novel cancer treatments for GI cancers and other solid tumors," said Carl Hansen, Ph.D., founder and CEO of AbCellera. "TCEs drive highly targeted immune activation, which has the potential to significantly advance outcomes relative to existing treatments in these cancers."

Transaction Terms

Under the terms of the agreement, AbCellera will perform discovery and early-stage research activities for two initial programs with a commitment to start a third discovery program within 12 months. Jazz is granted an option in connection with each research program and, following exercise of its option and payment of an option fee, will have the exclusive, worldwide right to develop and commercialize each program. AbCellera will receive $56 million in total upfront payments for the first two research programs plus an additional $28 million due upon initiation of the third program. Should Jazz exercise its option for development, AbCellera is eligible to receive up to $792 million per program in option fees and development, regulatory, and commercial sales milestone payments along with tiered royalties on net sales ranging from mid-single digits to low double-digits. In addition, Jazz and AbCellera may mutually agree to initiate up to two additional programs, and to have AbCellera conduct certain activities for investigational new drug-enabling studies and manufacture clinical supply for any program under the collaboration.

About Jazz Pharmaceuticals

Jazz Pharmaceuticals plc (Nasdaq: JAZZ) is a global biopharma company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with rare disease — often with limited or no therapeutic options. We have a diverse portfolio of medicines, including leading therapies addressing epilepsies, cancers and sleep disorders. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit **www.jazzpharmaceuticals.com** for more information.

About AbCellera Biologics Inc.

AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing first-in-class antibody-based medicines in the areas of endocrinology, women's health, immunology, oncology, and more. For more information, please visit **www.abcellera.com**.

Jazz Contacts:

Media: **CorporateAffairsMediaInfo@jazzpharma.com**; Ireland +353 1 637 2141; U.S. +1 215 867 4948

Investor: **InvestorInfo@jazzpharma.com**; Ireland +353 1 634 3211; U.S. +1 650 496 2717

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AbCellera Contacts: Media: Tiffany Chiu; media@abcellera.com, +1(236)521-6774 Investor Relations: Peter Ahn; ir@abcellera.com, +1(778)729-9116 Source: AbCellera Biologics Inc. 3